UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2006

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Set forth below is certain financial information relating to Collectors Universe, Inc.’s reported revenues for each of the fiscal years ended June 30, 2006 and 2005.

The Company principally generates revenues from the fees earned from our grading and authentication services for coins, sportscards, autographs, stamps, U.S. currency notes and diamonds. To a much lesser extent, we generate revenues from other related services, which comprise the sale of advertising on our websites; the sale of printed publications and collectible price guides and advertising in such publications; the sale of historical data and information about the collectibles authenticated and graded by us; membership and subscription revenues related to our CCE dealer-to-dealer Internet bid-ask market for certified coins.

As discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006, filed with the Securities Exchange Commission on September 13, 2006, in the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations, the Company’s grading and authentication revenues increased by approximately 7% in fiscal 2006, compared to fiscal 2005, and the revenues generated by the Company’s related services increased by approximately 39% in fiscal 2006, compared to fiscal 2005, primarily attributable to revenues arising from the related services businesses, such as CCE, that we acquired in the first six months of fiscal 2006.

The following table sets forth the breakout of total net revenues for fiscal years 2006 and 2005 between grading and authentication services and other-related services:

	Year End June 30,
	2006		2005		Increase
	$000%		$000%		$000%
Grading and authentication fees	33,223	90.0%	30,955	92.1%	2,268	7.3%
Other related services	3,691	10.0%	2,652	7.9%	1,039	39.2%
Total revenues	36,914	100.0%	33,607	100.0%	3,307	9.8%

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: September 29, 2006	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

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